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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. 2)


                  Under the Securities Exchange Act of 1934

                            SIERRACITIES.COM INC.
                   (FORMERLY FIRST SIERRA FINANCIAL, INC.)
                                (Name of Issuer)

                   Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                 826521 10 6
                                 (CUSIP Number)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [   ] Rule 13d-1 (b)
      [   ] Rule 13d-1 (c)
      [ X ] Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be `filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 (`Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 826521 10 6                                               Page 2 of 6
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NAME OF REPORTING PERSON
      THOMAS J. DEPPING

      S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
      ###-##-####
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [  ]
                                                                     (b)   [  ]
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
-------------------------------------------------------------------------------
                       |
                       |    5.    SOLE VOTING POWER
         NUMBER OF     |
                       |           1,673,400
          SHARES       |
                       |    6.    SHARED VOTING POWER
       BENEFICIALLY    |
                       |          -0-
         OWNED BY      |
                       |    7.    SOLE DISPOSITIVE POWER
           EACH        |
                       |           1,673,400
         REPORTING     |
                       |    8.    SHARED DISPOSITIVE POWER
          PERSON       |
                       |          -0-
           WITH        |
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,673,400
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
      EXCLUDES CERTAIN SHARES*                                          [  ]
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.80%
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12.   TYPE OF REPORTING PERSON*

      IN
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CUSIP NO. 826521 10 6                                               Page 3 of 6
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Item 1(a)         Name of Issuer:

                  SIERRACITIES.COM INC.
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Item 1(b)         Address of Issuer's Principal Executive Offices:

                  600 TRAVIS STREET, SUITE 7050
                  HOUSTON, TEXAS 77002
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Item 2(a)         Name of Person Filing:

                  THOMAS J. DEPPING
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Item 2(b)         Address of Principal  Business Office:

                  600 TRAVIS STREET, SUITE 7050
                  HOUSTON, TEXAS  77002
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Item 2 (c)        Citizenship:

                  U.S.A.
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Item 2(d)         Title of Class of Securities:

                  COMMON STOCK, $0.01 PAR VALUE
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Item 2 (e)        CUSIP Number:

                  826521 10 6
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Item 3            If this statement is filed pursuant to Rules 13d-1(b), or
                  13d-2(b) or (c), check whether the person filing is a:

                  (a) [  ]    Broker or Dealer registered under Section 15 of
                              the Act.

                  (b) [  ]    Bank as defined in Section 3(a)(6) of the Act.


                  (c) [  ]    Insurance Company as defined in Section 3(a)(19)
                              of the Act.

                  (d) [  ]    Investment Company registered under Section 8
                              of the Investment Company Act.

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CUSIP NO. 826521 10 6                                               Page 4 of 6
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                  (e) [  ]    An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(D);

                  (f) [  ]    An employee benefit plan endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [  ]    A parent holding company or control person in
                              accordance with Rule 13d-1(b)(ii)(G);

                  (h) [  ]    A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                  (i) [  ]    A church plan that is excluded from the
                              definition of an investment company under Section
                              3(c)(14) of the Investment Company Act;

                  (j) [  ]    Group, in accordance with Rule 13d-1(b)()(ii)(J).

                   If this statement is filed pursuant to Rule 13d-1(c), check
                   this box.                                           [  ]

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Item 4(a)          Amounts Beneficially Owned:

                   1,673,400

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Item 4(b)         Percent of Class:

                  8.80%

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Item 4(c) Number of shares as to which such person has:

(i)   sole  power to vote or to direct the vote:

                           1,673,400

(ii)  shared power to vote or to direct the vote:

                           -0-

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CUSIP NO. 826521 10 6                                               Page 5 of 6
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(iii) sole power to dispose or to direct the disposition of:

                           1,673,400

(iv)  shared power to dispose or to direct the disposition of:

                           -0-


Item 5             Ownership of Five Percent or Less of a Class:

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



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CUSIP NO. 826521 10 6                                               Page 6 of 6
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Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person:

                   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not applicable

Item 8             Identification and Classification of Members of the Group:

                   Not applicable

Item 9             Notice of Dissolution of Group:

                   Not applicable

Item 10            Certification:

                   By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Dated: February 10, 2000


                                          /s/ THOMAS J. DEPPING
                                          ---------------------

                                          Thomas J. Depping



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 10010)